Exhibit 99.1

STONERIDGE REPORTS FIRST-QUARTER 2015 RESULTS

•	Adjusted EPS from Continuing Operations of $0.17, Excluding an Unusual, Non-Cash Expense Related to CEO Retirement of $2.2 Million, or $0.08 Per Share
•	Results Driven by Continuing Positive Sales Performance from Control Devices and Electronics Segments and Benefit of Debt Refinancing
•	Electronics Sales, Excluding Motherson Sales, Increase by 15.6% on a Constant Currency Basis
•	Electronics and PST Sales and Earnings Negatively Affected by Foreign Currency Movements

WARREN, Ohio – May 7, 2015 – Stoneridge, Inc. (NYSE: SRI) today announced financial results for the first quarter ended March 31, 2015.

First-quarter 2015 net sales were $162.8 million, an increase of $1.5 million, or 0.9%, compared with $161.3 million for the first quarter of 2014.

The Company’s Control Devices segment sales increased by $2.5 million, or 3.3%, and the Electronics segment sales increased by $6.3 million, or 12.7%, while the PST segment sales decreased by $7.4 million, or 21.8%, compared with the first quarter of 2014. Electronics sales in the first quarter of 2015 included $7.2 million of post-disposition sales to the Company’s former Wiring business acquired by Motherson Sumi Systems Limited (“Motherson”). Prior to the disposition, these sales were accounted for as intercompany transactions and eliminated in consolidation. Electronics sales were also negatively affected during the first quarter of 2015 by approximately $8.7 million as a result of foreign currency translation. Excluding sales to Motherson and adjusting for constant first-quarter 2014 foreign exchange rates, sales have risen 15.6%.  (See Exhibit 2 for reconciliation of this non-GAAP measure.) Including Motherson sales and unadjusted foreign exchange rates, Electronics segment sales increased by 12.7%. The sales increases in the Control Devices and Electronics segments reflect continued strength in the markets the Company serves.

The Company’s PST business segment experienced a sales decrease of $7.4 million, or 21.8%, compared with the first quarter of 2014, primarily due to unfavorable foreign currency exchange translation. The Brazilian Real depreciated 20.9% to the U.S. dollar, quarter-to-quarter, which reduced U.S. dollar reported sales for PST by approximately 16.3%, or $5.5 million. PST sales were also adversely affected by the deteriorating economic conditions in Brazil. On a local currency basis, PST sales decreased by 5.5%.

The adjusted earnings per share from continuing operations attributable to Stoneridge, Inc. was $0.17 for the first quarter of 2015 (see Exhibit 1 for reconciliation of this non-GAAP measure). The first-quarter 2015 net income from continuing operations attributable to Stoneridge, Inc. of $2.5 million, or $0.09 per diluted share, included a non-cash expense of $2.2 million, or $0.08 per diluted share, for higher share-based compensation expense as a result of the share grants that vest in connection with the announced retirement of John Corey, the Company’s former President and Chief Executive Officer.

Earnings were also favorably affected by a lower effective tax rate compared to the same period for 2014 due to a higher mix of U.S. earnings, primarily caused by lower interest expense, which does not attract U.S. tax expense.

As of March 31, 2015, Stoneridge’s consolidated cash position was $23.9 million, a decrease of $19.1 million from December 31, 2014. Cash decreased due primarily to capital expenditures to facilitate new business programs, seasonal working capital increases and repayment of debt in Brazil.

Jon DeGaynor, President and Chief Executive Officer, commented, “As expected, our Electronics and Control Devices segments continued to perform well in the first quarter, but PST’s sales on a local currency basis performed slightly below our expectations.  While both our Electronics business and PST continue to be affected by significant foreign exchange headwinds, our teams are focused on overcoming these challenges. Each of our businesses is focused on developing and delivering products that provide both performance and value in their markets.”

DeGaynor concluded, “As the newest member of the Stoneridge management team, I have sought to understand both the challenges and opportunities that our global leaders are addressing.  I have been able to visit many of our facilities, and I firmly believe Stoneridge to be a company led by an experienced and dedicated team that has created a sound business model featuring innovative products and a capable global footprint.  I believe the business is poised to deliver the largest increase to organic growth from new program sales in its history expected in 2016. Last year was a transitional year for Stoneridge with the sale of the Wiring business and the refinancing of our debt, and we intend to build on those successes in 2015 by focusing on actions that will further enhance shareholder value.”

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2015 first-quarter results can be accessed at 10 a.m. Eastern time on Thursday, May 7, 2015, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, commercial vehicle, motorcycle, agricultural and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant volume change in commercial vehicle, automotive, motorcycle, off-highway vehicle and agricultural equipment production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance

330/856-2443

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

Three months ended March 31 (in thousands, except per share data)	2015	2014

Net sales	$162,825	$161,331

Costs and expenses:
Cost of goods sold	119,177	113,193
Selling, general and administrative	30,742	30,767
Design and development	9,780	10,937

Operating income	3,126	6,434

Interest expense, net	1,278	4,929
Equity in earnings of investee	(189)	(238)
Other (income) expense, net	(213)	1,915

Income (loss) before income taxes from continuing operations	2,250	(172)

Provision for income taxes from continuing operations	147	295

Income (loss) from continuing operations	2,103	(467)

Discontinued operations:
Income from discontinued operations, net of tax	-	1,053
Loss on disposal, net of tax	(168)	(96)

Income (loss) from discontinued operations	(168)	957

Net income	1,935	490

Net loss attributable to noncontrolling interest	(409)	(978)

Net income attributable to Stoneridge, Inc.	$2,344	$1,468

Earnings per share from continuing operations
attributable to Stoneridge, Inc.:
Basic	$0.10	$0.02
Diluted	$0.09	$0.02

Earnings (loss) per share attributable to discontinued operations:
Basic	$(0.01)	$0.03
Diluted	$(0.01)	$0.03

Earnings per share attributable to Stoneridge, Inc.:
Basic	$0.09	$0.05
Diluted	$0.08	$0.05

Weighted-average shares outstanding:
Basic	27,146	26,854
Diluted	27,893	27,409

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(in thousands)	2015	2014
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$23,869	$43,021
Accounts receivable, less reserves of $1,296 and $2,017, respectively	113,655	105,102
Inventories, net	71,942	71,253
Prepaid expenses and other current assets	26,902	26,135
Total current assets	236,368	245,511

Long-term assets:
Property, plant and equipment, net	83,405	85,311
Other assets:
Intangible assets, net	46,040	56,637
Goodwill	965	1,078
Investments and other long-term assets, net	10,543	10,214
Total long-term assets	140,953	153,240
Total assets	$377,321	$398,751

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of debt	$15,917	$19,655
Accounts payable	66,458	58,593
Accrued expenses and other current liabilities	37,728	42,066
Total current liabilities	120,103	120,314

Long-term liabilities:
Revolving credit facility	100,000	100,000
Long-term debt, net	7,471	10,651
Deferred income taxes	45,646	50,006
Other long-term liabilities	4,296	3,974
Total long-term liabilities	157,413	164,631

Shareholders' equity:
Preferred Shares, without par value, 5,000 shares authorized, none issued	-	-
Common Shares, without par value, 60,000 shares authorized,
28,900 and 28,853 shares issued and 28,018 and 28,221 shares outstanding at
March 31, 2015 and December 31, 2014, respectively, with no stated value	-	-
Additional paid-in capital	196,029	192,892
Common Shares held in treasury, 882 and 632 shares at March 31, 2015
and December 31, 2014, respectively, at cost	(2,465)	(1,284)
Accumulated deficit	(52,535)	(54,879)
Accumulated other comprehensive loss	(59,545)	(45,473)
Total Stoneridge Inc. shareholders' equity	81,484	91,256
Noncontrolling interest	18,321	22,550
Total shareholders' equity	99,805	113,806
Total liabilities and shareholders' equity	$377,321	$398,751

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

Three months ended March 31 (in thousands)	2015	2014

Net income	$1,935	$490
Less: Loss attributable to noncontrolling interest	(409)	(978)
Net income attributable to Stoneridge, Inc.	2,344	1,468

Other comprehensive income (loss), net of tax attributable to
Stoneridge, Inc.:
Foreign currency translation	(14,962)	4,178
Benefit plan liability adjustment	(45)	-
Unrealized gain (loss) on derivatives	935	(143)
Other comprehensive income (loss), net of tax attributable
to Stoneridge, Inc.	(14,072)	4,035

Comprehensive income (loss) attributable to Stoneridge, Inc.	$(11,728)	$5,503

The Company has combined comprehensive income (loss) from continuing operations and comprehensive loss from discontinued operations herein.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

Three months ended March 31 (in thousands)	2015	2014

OPERATING ACTIVITIES:
Net cash used for operating activities	$(4,279)	$(16,191)

INVESTING ACTIVITIES:
Capital expenditures	(8,490)	(4,586)
Proceeds from sale of fixed assets	17	14
Net cash used for investing activities	(8,473)	(4,572)

FINANCING ACTIVITIES:
Proceeds from issuance of debt	2,073	10,592
Repayments of debt	(5,245)	(3,515)
Debt financing costs	(35)	-
Repurchase of Common Shares to satisfy employee tax withholding	(1,181)	(673)
Net cash (used for) provided by financing activities	(4,388)	6,404

Effect of exchange rate changes on cash and cash equivalents	(2,012)	(39)

Net change in cash and cash equivalents	(19,152)	(14,398)

Cash and cash equivalents at beginning of period	43,021	62,825

Cash and cash equivalents at end of period	$23,869	$48,427

The Company has combined cash flows from continuing operations and cash flows from discontinued operations within the operating, investing and financing categories.

Exhibit 1

Stoneridge, Inc.

Reconciliation of Net Income and Earnings Per Diluted Share to Adjusted Net Income and Earnings Per Share from Continuing Operations

Three months ended March 31, 2015

(Unaudited)

		Diluted
	Net Income	Earnings (Loss)
	(Loss)	Per Share

Net Income and Earnings per Diluted Share Attributable to Stoneridge Inc.	$2,344	$0.08

Less: Net Loss and Loss Per Diluted Share Attributable to Discontinued Operations	(168)	(0.01)

Net Income and Earnings per Diluted Share Attributable to Stoneridge, Inc.
from Continuing Operations	2,512	0.09

Unusual Item
Plus: Share-Based Compensation Expense Associated with the Retirement of our
former President and Chief Executive Officer	2,225	0.08

Adjusted Net Income and Earnings Per Share Attributable to Stoneridge, Inc.
from Continuing Operations	$4,737	$0.17

Exhibit 2

Stoneridge, Inc.

Reconciliation of Electronics Segment Sales to Adjusted Electronics Segment Sales

(Unaudited)

	Three months
	ended March 31,		Increase /	Percent
	2015	2014	(Decrease)	Increase

Electronics Segment Sales As Reported	$56,432	$50,091	$6,341	12.7%

Plus: Constant Foreign Currency Translation Adjustment	8,726	-	8,726

Less: Post-disposition Sales to Wiring Business Acquired
by Motherson	(7,228)	-	(7,228)

Adjusted Electronics Segment Sales	$57,930	$50,091	$7,839	15.6%